Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-279108

Prospectus Supplement No. 3

(To Prospectus dated May 24, 2024)

Lotus Technology Inc.

15,037,030 AMERICAN DEPOSITARY SHARES UNDERLYING WARRANTS,

680,957,495 AMERICAN DEPOSITARY SHARES AND

5,486,784 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 27, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-279108), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on August 28, 2024. The Prospectus relates to (i) the issuance by Lotus Technology Inc. of up to 15,037,030 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 680,957,495 Ordinary Shares (including 5,486,784 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 5,486,784 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs and Warrants are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “LOT” and “LOTWW,” respectively. On August 27, 2024, the closing price of our ADSs on Nasdaq was $5.63 per share, and the closing price of our Warrants on Nasdaq was $0.30 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-
16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-41970

Lotus Technology Inc.

(Translation of registrant’s name into English)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release – Lotus Technology Reports Unaudited Second Quarter and First Half 2024 Financial Results
99.2	Presentation – Second Quarter and First Half 2024 Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lotus Technology Inc.

By	:	/s/ Alexious Kuen Long Lee
Name	:	Alexious Kuen Long Lee
Title	:	Director and Chief Financial Officer

Date: August 28, 2024

Exhibit 99.1

LOTUS TECH

group-lotus.com

Lotus Technology Reports Unaudited Second Quarter and First Half 2024 Financial Results

•	Robust start in 2024, marking the strongest first half-year performance in the brand’s history.
•	Balanced global allocation, with strong US deliveries[1] contribution after the brand’s re-entry into the market.
•	Launched bespoke services and continued growing technology-related income, which are expected to be potential contributors of profit margin in the future.
•	Adjusted the annual delivery target due to near-term disruptions from trade uncertainties and tariff hikes.
•	Initiated the “Win26” Plan aiming to achieve positive operating cashflow and EBITDA in 2026.

New York – August 28, 2024 – Lotus Technology Inc. (“Lotus Tech” or the “Company”), a leading global intelligent and luxury mobility provider, today announced its unaudited financial results for the second quarter and half year ended June 30, 2024.

Operating Highlights for the First Half of 2024

In the first half of 2024, the Company achieved total deliveries1 of 4,873 units, representing a 239% year-on-year (YoY) increase. The Company also achieved a balanced global allocation with each region contributing 20-30% of the total deliveries in the first half of 2024, powered by over 200 stores in prime locations worldwide. The US market recorded exceptional growth and contributed 26% of the total deliveries after Lotus’ re-entry into the market. The achievements reflect the Company’s steady transition from a traditional sportscar maker to an intelligent luxury mobility provider.

Deliveries1 by Model Type

	1H 2024	1H 2023	%Change (YoY)
Lifestyle SUV and Sedan	2,389	871	174%
Sportscars	2,484	568	337%
Total	4,873	1,439	239%

Deliveries1 by Region

	1H 2024	1H 2024%	1H 2023	1H 2023%
Europe	1,459	30%	89	6%
China	1,208	25%	965	67%
North America	1,278	26%	-	-
Rest of the World	928	19%	385	27%
Total	4,873	100%	1,439	100%

In the first half of 2024, technology-related revenue began to scale as the Company started to provide intelligent driving solutions and R&D services to multiple leading automotive brands. As the fleet of models equipped with state-of-the-art hardware continues to expand, paid software subscriptions is a potential growth driver in the future.

The Chapman Bespoke service which provides customer personalization, design customizations, limited collection editions, and one-off models, was also launched to cater to growing demand. Deliveries of bespoke models are expected to further boost the brand’s luxury positioning and contribute to the Company’s long-term premium gross margin.

After assessment of the evolving market conditions, and uncertainties posed by new tariff policies in US and EU, the Company has revised its delivery target for 2024 to 12,000 units. The Company launched the “Win26” plan, aiming to achieve positive EBITDA in 2026 by further optimizing its internal processes and structures, implementing overall cost measures, and recalibrating its product plans to cater to globally diversified markets.

Financial Highlights for the First Half of 2024

●	Total revenues for the first half of 2024 were $398 million, a 206% YoY increase.
●	Sales of goods were $383 million, a 207% YoY increase.
●	Service revenues were $15 million, a 194% YoY increase.

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●	Gross margin for the first half was 13%, versus 5% for the first half of 2023, driven by the growth in margin from both sales of goods and service revenues.
●	Gross margin of sales of goods for the first half of 2024 was 11%, versus 4% for the same period of 2023.
●	Gross margin of service revenues for the first half of 2024 was 58%, versus 16% for the same period of 2023.
●	Operating loss was $438 million for the first half of 2024, a 27% YoY increase.
●	Net loss was $460 million for the first half of 2024. Excluding share-based compensation expenses, adjusted net loss (non-GAAP) was $424 million for the first half of 2024, a 20% YoY increase.
●	Adjusted EBITDA (non-GAAP) was a loss of $382 million for the first half of 2024, a 15% YoY increase.

Key Financial Results

The table below summarizes key preliminary financial results for the half year ended June 30, 2024.

(in millions of U.S. dollars, unaudited)

	1H 2024	1H 2023	% Change (YoY)
Revenues	398	130	206%
Cost of revenues	347	124	180%
Gross profit	51	6	731%
Gross margin (%)	13%	5%	-
Operating loss	(438)	(344)	27%
Net loss	(460)	(353)	30%
Adjusted net loss(A)	(424)	(353)	20%
Adjusted EBITDA(A)	(382)	(333)	15%

(A) Non-GAAP measure. See “Non-GAAP Financial Measures” and “Appendix D – Unaudited Reconciliation of GAAP and Non-GAAP results (Adjusted net loss/Adjusted EBITDA)” for details and a reconciliation of adjusted metrics to the nearest GAAP measure.

Recent Developments

●	Delivery Updates:

●	Following Southeast Asia deliveries, Eletre (SUV) model started deliveries to new markets such as GCC, New Zealand, India, and Egypt.
●	Production orders for Eletre (SUV) model began for new markets such as Australia, Japan and Korea.
●	Emeya (GT, Sedan) model started deliveries in Europe.
●	Reservations of Emeya (GT, Sedan) model began in the GCC, Japan, Korea and Southeast Asia.

●	Lotus Robotics provides solutions to multiple OEMs: Lotus Robotics, a subsidiary for intelligent automobility technologies development, licenses several leading automakers to provide them with its intelligent driving technology and solutions, including Lynk&Co and Farizon Auto.
●	Strategic capital raised: As previously announced, in June 2024, the Company entered into a convertible note purchase agreement with an aggregate principal amount of approximately $110 million through a private placement from its existing strategic shareholder.
●	Dual Red Dot Awards: In June 2024, two Red Dot Awards in Product Design were given to the ground-breaking hyper electric vehicles: the Eletre (SUV), and the Emeya (GT, Sedan).
●	Reuters Sustainability Awards 2024 Nomination: In July 2024, Lotus Tech was nominated as the finalist in the Reuters Sustainability Awards 2024 in the business transformation and Net Zero: operations transformation. Reuters Sustainability Awards are the world’s leading awards recognizing leadership in sustainable business.

CEO and CFO comments

"Through our unwavering pursuit to performance and excellence, we made steady progress with continuing operation growth in the first half of 2024," said Mr. Qingfeng Feng, Chief Executive Officer. "In the first half of 2024, the deliveries soared to nearly 4,900 vehicles, up 239% year-on-year. We achieved even more balanced distribution of deliveries in all key markets globally. The US market recorded extraordinary growth after Lotus’ re-entry into the market, contributing to 26% of total deliveries. We launched “Win26” plan to increase resilience, strengthen our brand, and strive for sustainable growth. Going forward, we will keep executing our plans, boosting our efficiencies and competitiveness, and remain committed to our customers, investors, and stakeholders.”

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"We continued delivery of strong topline growth in the first half of 2024, with total revenues and gross profit up by 206% and 731% year-over-year respectively,” said Mr. Alexious Lee, Chief Financial Officer. "Gross margin for the first half of 2024 increased by 8 percentage points year-over-year but shrank 2 percentage points compared to year end of 2023 as a result of increased cost of Emira (sportscar) model due to inflation and seasonal variation in product sales mix. Our average selling price (ASP) remained above $100,000 in the first half of 2024 despite intensified competition. The execution of our “Win26” plan will enable the Company to achieve positive EBITDA and operating cash flow in 2026, to boost our financial performance, strengthen our balance sheet, and deliver our commitments to shareholders.”

Operating and Financial Results for the Second Quarter of 2024

●	Total deliveries[1] for the second quarter of 2024 were 2,679 units, a 128% YoY increase.
●	Total revenues for the second quarter of 2024 were $225 million, a 103% YoY increase.
●	Gross margin for the second quarter of 2024 was 9%, versus 5% for the same period of 2023..
●	Net loss for the second quarter was $202 million, a 4% YoY increase. Excluding share-based compensation expenses, adjusted net loss (non-GAAP) was $201 million for the second quarter of 2024.
●	Adjusted EBITDA (non-GAAP) was a loss of $177 million for the second quarter of 2024, a 1% YoY decrease.

Deliveries1 by Model Type

	2Q 2024	2Q 2023	% Change (YoY)
Lifestyle SUV and Sedan	1,342	637	111%
Sportscars	1,337	538	149%
Total	2,679	1,175	128%

Key Financial Results

The table below summarizes key preliminary financial results for the second quarter in 2024.

(in millions of U.S. dollars, unaudited)

	2Q 2024	2Q 2023	%Change (YoY)
Revenues	225	111	103%
Cost of Revenues	204	105	95%
Gross profit	21	6	246%
Gross margin (%)	9%	5%	-
Operating loss	(204)	(183)	12%
Net loss	(202)	(193)	4%
Adjusted net loss(A)	(201)	(193)	4%
Adjusted EBITDA(A)	(177)	(178)	(1)%

(A) Non-GAAP measure. See “Non-GAAP Financial Measures” and “Appendix D – Unaudited Reconciliation of GAAP and Non-GAAP results (Adjusted net loss/Adjusted EBITDA)” for details and a reconciliation of adjusted metrics to the nearest GAAP measure.

Conference call

Lotus Tech management will host an earnings conference call at 8:00 AM U.S. Eastern Time on Wednesday, August 28, 2024 (14:00 Central European Time / 20:00 China Standard Time on the same day).

There will be a live audio webcast and replay available following completion of the call on the Company’s investor relations website at https://ir.group-lotus.com/.

For participants who wish to join the call, please complete online registration prior to the scheduled call start time using the link provided below. Upon registration, participants will receive a confirmation email with conference call access information, including dial-in numbers and a unique PIN. Participant online registration link: https://register.vevent.com/register/BI77b3e952ef684e7bb15b8e522e023f0b

Note 1: Invoiced deliveries, including commissioned deliveries in US market

LOTUS TECH

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– END –

About Lotus Technology Inc.

Lotus Technology Inc. has operations across the UK, the EU and China. The Company is dedicated to delivering luxury lifestyle battery electric vehicles, with a focus on world-class R&D in next-generation automobility technologies such as electrification, digitalisation and more. For more information about Lotus Technology Inc., please visit www.group-lotus.com.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, including adjusted net loss and adjusted EBITDA in evaluating its operating results and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, and such adjustment has no impact on income tax. Lotus Tech defines adjusted EBITDA as net loss excluding interest income, interest expense, income tax expenses, depreciation of property, equipment and software, and share-based compensation expenses. The Company believes that non-GAAP financial measures help identify underlying trends in its business and enhance the overall understanding of the Company’s past performance and future prospects. The Company also believes that non-GAAP financial measures allow for greater visibility with respect to key metrics used by the Company’s management in its financial and operational decision-making.

Non-GAAP financial measures are not presented in accordance with U.S. GAAP and may be different from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP financial measures have limitations as analytical tools and when assessing the Company’s operating performance, investors should not consider them in isolation, or as a substitute for financial information prepared in accordance with U.S. GAAP. The Company encourages investors and others to review its financial information in its entirety and not rely on a single financial measure. The Company mitigates these limitations by reconciling non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating the Company’s performance. For more information on non-GAAP financial measures, please see "Appendix C – Unaudited Reconciliation of GAAP and Non-GAAP Results (Adjusted net loss/Adjusted EBITDA)" set forth at the end of this press release.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “forecast”, “plan”, “seek”, “future”, “propose” or “continue”, or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology. Forward-looking statements involve inherent risks and uncertainties, including those identified under the heading “Risk Factors” in the Company’s filings with the U.S. Securities and Exchange Commission. All information provided in this press release is as of the date of this press release, and Lotus Tech undertakes no obligation to update any forward-looking statement, except as required under applicable law.

Contact Information

For investor inquiries

Demi Zhang

ir@group-lotus.com

LOTUS TECH

group-lotus.com

Appendix A

Lotus Technology Inc.

Unaudited Condensed Consolidated Balance Sheets

(All amounts in thousands)

	As of
	June 30, 2024	December 31, 2023
	US$	US$
ASSETS
Current assets
Cash	268,781	418,941
Restricted cash	373,887	7,873
Accounts receivable – third parties, net	72,798	76,664
Accounts receivable – related parties, net	19,674	22,430
Inventories	385,200	265,190
Prepayments and other current assets – third parties, net	118,492	63,870
Prepayments and other current assets – related parties, net	40,381	28,744

Total current assets	1,279,213	883,712

Non-current assets
Restricted cash	1,147	321
Investment securities – related parties	2,168	3,326
Securities pledged to an investor	310,477	-
Loan receivable from a related party	224,042	-
Property, equipment and software, net	345,336	354,617
Intangible assets	116,526	116,360
Operating lease right-of-use assets	158,864	173,103
Other non-current assets – third parties	65,792	50,533
Other non-current assets – related parties	2,689	2,706

Total non-current assets	1,227,041	700,966

Total assets	2,506,254	1,584,678

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Lotus Technology Inc.

Unaudited Condensed Consolidated Balance Sheets (Con’d)

(All amounts in thousands)

	As of
	June 30, 2024	December 31, 2023
	US$	US$
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities
Short-term borrowings – third parties	518,479	226,772
Accounts payable – third parties	58,271	20,123
Accounts payable – related parties	413,779	340,419
Contract liabilities – third parties	50,054	44,184
Operating lease liabilities – third parties	14,526	16,760
Accrued expenses and other current liabilities – third parties	431,223	419,422
Accrued expenses and other current liabilities – related parties	243,024	290,686
Exchangeable notes	-	378,638
Convertible notes - related parties	110,661	-
Convertible notes - third parties	-	20,277
Put option liabilities – related parties	437	-

Total current liabilities	1,840,454	1,757,281

Non-current liabilities
Contract liabilities – third parties	7,024	6,245
Operating lease liabilities – third parties	81,393	91,929
Operating lease liabilities – related parties	11,314	12,064
Put option liabilities – third parties	175,214	-
Put option liabilities – related parties	-	11,884
Warrant Liabilities	5,549	-
Exchangeable notes	77,087	75,678
Convertible notes - third parties	75,970	81,635
Deferred income	296,489	270,097
Other non-current liabilities – third parties	108,293	103,403
Other non-current liabilities – related parties	1,548	1,634

Total non-current liabilities	839,881	654,569

Total liabilities	2,680,335	2,411,850

LOTUS TECH

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Lotus Technology Inc.

Unaudited Condensed Consolidated Balance Sheets (con’d)

(All amounts in thousands)

	As of
	June 30, 2024	December 31, 2023
	US$	US$
MEZZANINE EQUITY
Series Pre-A Redeemable Convertible Preferred Shares	-	184,509
Series A Redeemable Convertible Preferred Shares	-	199,021

Total mezzanine equity	-	383,530

SHAREHOLDERS’ DEFICIT
Ordinary shares	7	21
Additional paid-in capital	1,855,063	358,187
Accumulated other comprehensive income	25,278	25,267
Accumulated deficit	(2,048,092)	(1,588,773)

Total shareholders' deficit attributable to ordinary shareholders	(167,744)	(1,205,298)
Noncontrolling interests	(6,337)	(5,404)
Total shareholders' deficit	(174,081)	(1,210,702)

Total liabilities, mezzanine equity and shareholders' deficit	2,506,254	1,584,678

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Appendix B

Lotus Technology Inc.

Unaudited Condensed Consolidated Statements of Comprehensive loss

(All amounts in thousands, except for share and per share/ADS data)

	For the Six Months Ended June 30,
	2024	2023
	US$	US$
Revenues:
Sales of goods	382,893	124,854
Service revenues	15,222	5,181
Total revenues	398,115	130,035
Cost of revenues:
Cost of goods sold	(340,882)	(119,557)
Cost of services	(6,321)	(4,351)
Total cost of revenues	(347,203)	(123,908)
Gross profit	50,912	6,127
Operating expenses:
Research and development expenses	(174,854)	(152,548)
Selling and marketing expenses	(204,274)	(118,236)
General and administrative expenses	(111,978)	(80,417)
Government grants	2,488	662
Total operating expenses	(488,618)	(350,539)
Operating loss	(437,706)	(344,412)
Interest expenses	(11,708)	(3,470)
Interest income	8,658	5,848
Investment income, net	3,496	2,770
Share of results of equity method investments	359	(626)
Foreign currency exchange losses, net	(4,429)	(3,619)
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk	8,801	(12,758)
Changes in fair values of warrant liabilities	6,317	-
Changes in fair values of put option liabilities	(33,685)	3,307
Loss before income taxes	(459,897)	(352,960)
Income tax benefit (expense)	(355)	18
Net loss	(460,252)	(352,942)
Less: Net loss attributable to noncontrolling interests	(933)	(5,779)
Net loss attributable to ordinary shareholders	(459,319)	(347,163)
Accretion of Redeemable Convertible Preferred Shares	(2,979)	(258)
Net loss available to ordinary shareholders	(462,298)	(347,421)
Loss per ordinary share[1]
—Basic and diluted	(0.75)	(0.74)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share[1]
—Basic and diluted	616,941,673	474,621,603

1 Shares outstanding for all periods reflect the adjustment for recapitalization upon the consummation of merger transaction in February 2024.

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Lotus Technology Inc.

Unaudited Condensed Consolidated Statements of Comprehensive loss (cont’d)

(All amounts in thousands, except for share and per share/ADS data)

	For the Six Months Ended June 30,
	2024	2023
	US$	US$
Net loss	(460,252)	(352,942)

Other comprehensive income:
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes	(401)	(1,559)
Foreign currency translation adjustment, net of nil income taxes	412	34,563

Total other comprehensive income	11	33,004

Total comprehensive loss	(460,241)	(319,938)
Less: Total comprehensive loss attributable to noncontrolling interests	(933)	(5,589)
Total comprehensive loss attributable to ordinary shareholders	(459,308)	(314,349)

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Appendix C

Lotus Technology Inc.

Unaudited Condensed Consolidated Statements of Comprehensive loss

(All amounts in thousands, except for share and per share/ADS data)

	Three Months Ended
	June 30, 2024	June 30, 2023
	US$	US$
Revenues:
Sales of goods	222,109	108,371
Service revenues	2,924	2,543
Total revenues	225,033	110,914
Cost of revenues:
Cost of goods sold	(201,609)	(103,006)
Cost of services	(2,826)	(1,958)
Total cost of revenues	(204,435)	(104,964)
Gross profit	20,598	5,950
Operating expenses:
Research and development expenses	(70,162)	(87,054)
Selling and marketing expenses	(100,785)	(66,460)
General and administrative expenses	(55,008)	(35,133)
Government grants	969	57
Total operating expenses	(224,986)	(188,590)
Operating loss	(204,388)	(182,640)
Interest expenses	(7,761)	(3,036)
Interest income	6,993	3,079
Investment income, net	4,890	4,933
Share of results of equity method investments	158	(161)
Foreign currency exchange losses, net	2,238	(6,681)
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk	397	(10,223)
Changes in fair values of warrant liabilities	1,464	-
Changes in fair values of put option liabilities	(5,805)	1,433
Loss before income taxes	(201,814)	(193,296)
Income tax expense	(213)	(71)
Net loss	(202,027)	(193,367)
Less: Net loss attributable to noncontrolling interests	(577)	(3,861)
Net loss attributable to ordinary shareholders	(201,450)	(189,506)
Accretion of Redeemable Convertible Preferred Shares	-	6,990
Net loss available to ordinary shareholders	(201,450)	(182,516)
Loss per ordinary share[1]
—Basic and diluted	(0.30)	(0.38)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share[1]
—Basic and diluted	675,454,342	474,621,603

1 Shares outstanding for all periods reflect the adjustment for recapitalization upon the consummation of merger transaction in February 2024.

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Lotus Technology Inc.

Unaudited Condensed Consolidated Statements of Comprehensive loss (con’d)

(All amounts in thousands, except for share and per share/ADS data)

	Three Months Ended
	June 30, 2024	June 30, 2023
	US$	US$
Net loss	(202,027)	(193,367)

Other comprehensive income:
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes	(226)	(517)
Foreign currency translation adjustment, net of nil income taxes	1,827	41,600

Total other comprehensive income	1,601	41,083

Total comprehensive loss	(200,426)	(152,284)
Less: Total comprehensive loss attributable to noncontrolling interests	(577)	(3,671)
Total comprehensive loss attributable to ordinary shareholders	(199,849)	(148,613)

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Appendix D

Lotus Technology Inc.

Unaudited Reconciliation of GAAP and Non-GAAP results (Adjusted net loss/Adjusted EBITDA)

(All amounts in thousands)

	For Six Months Ended
	June 30, 2024	June 30, 2023
	US$	US$
Net loss	(460,252)	(352,942)
Share-based compensation expenses	35,894	-
Adjusted net loss	(424,358)	(352,942)
Net loss	(460,252)	(352,942)
Interest expenses	11,708	3,470
Interest income	(8,658)	(5,848)
Income tax expense (benefit)	355	(18)
Share-based compensation expenses	35,894	-
Depreciation	39,286	22,641
Adjusted EBITDA	(381,667)	(332,697)

	Three Months Ended
	June 30, 2024	June 30, 2023
	US$	US$
Net loss	(202,027)	(193,367)
Share-based compensation expenses	571	-
Adjusted net loss	(201,456)	(193,367)
Net loss	(202,027)	(193,367)
Interest expenses	7,761	3,036
Interest income	(6,993)	(3,079)
Income tax expense	213	71
Share-based compensation expenses	571	-
Depreciation	23,112	15,037
Adjusted EBITDA	(177,363)	(178,302)

Exhibit 99.2

FIRST HALF AND SECOND QUARTER 2024 RESULTS

<PUBLIC>

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 <PUBLIC>

DISCLAIMER

LOTUS®

THIS DOCUMENT AND ITS CONTENTS ARE NOT FOR RELEASE, REPRODUCTION, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, TO ANY OTHER PERSON OR IN OR INTO OR FROM ANY JURISDICTION WHERE SUCH RELEASE, REPRODUCTION, PUBLICATION OR DISTRIBUTION IS UNLAWFUL. PERSONS INTO WHOSE POSSESSION THIS PRESENTATION COMES SHOULD INFORM THEMSELVES ABOUT, AND OBSERVE, ANY SUCH RESTRICTIONS.

This document has been prepared by Lotus Technology Inc. ("Lotus Tech" or the "Company") solely for information purpose. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Lotus Tech, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. By viewing or accessing the information contained in this material, you hereby acknowledge and agree that no representations, warranties or undertakings, express or implied, are made by Lotus Tech or any of its directors, shareholders, employees, agents, affiliates, underwriters, advisors or representatives as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this document. None of Lotus Tech or any of its directors, shareholders, employees, agents, affiliates, underwriters, advisors or representatives accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this document or otherwise arising in connection with the document. The information presented or contained in this document is subject to change without notice and its accuracy is not guaranteed. No securities of Lotus Tech may be sold in the United States without registration with the United States Securities and Exchange Commission (the "SEC") or an exemption from such registration pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder. This document may include Lotus Tech's information that has been published but not included in the registration statement or prospectus of Lotus Tech and no part of this document shall form the basis of or be relied upon in connection with any contract or investment decision in relation to any securities or otherwise. This document does not contain all relevant information relating to Lotus Tech or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of Lotus Tech. Nothing contained in this document shall be relied upon as a promise or representation as to the past or future performance of Lotus Tech. Past performance does not guarantee or predict future performance. You acknowledge that any assessment of Lotus Tech that may be made by you will be independent of this document and that you will be solely responsible for your own assessment of the market and the market position of Lotus Tech and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the business of Lotus Tech.

This document contains statements that may constitute "forward-looking" statements pursuant to the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential", "forecast", "plan", "seek", "future", "propose" or "continue", or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology. Forward-looking statements involve inherent risks and uncertainties, including those identified in the filings by Lotus Tech with the SEC. All information provided in this document is as of the date of this document. Lotus Tech reserves the right to amend or replace this document at any time but undertakes no obligation to update or supplement any content set forth in this document should circumstances, management's estimates or opinions change or any information provided in this document become inaccurate, except as required under applicable law.

To the extent this document contains any non-GAAP financial measures, any such measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, Lotus Tech's calculation of these non-GAAP financial measures may be different from the calculation used by other companies, and therefore comparability may be limited.

Trademarks

This document may contain trademarks, service marks, trade names and copyrights of third parties, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this document may be listed without the TM, SM © or ® symbols, but such references are not intended to indicate, in any way, that the Company or the third parties will not assert, to the fullest extent under applicable law, their rights or the right of the applicable owners or to these trademarks, service marks, trade names and copyrights.

LOTUS TECH EARNINGS RESULT | AUGUST 2024 2

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 2

1ST HALF 2024 KEY NUMBERS

LOTUS

- Achieved nearly $400 million revenue with total deliveries of 4,873 units in 1H24, representing a 239% year-on-year growth in deliveries
- Maintained an ASP over $100,000 in 1H24, despite faster than sector growth and intensified competition
- Gross margin of service revenue was 58% in 1H24, versus 16% in 1H23, driven by bigger contribution from technology ADAS related income

Delivery[1] (units)

1,175
2,679
1,439
4,873
2Q23
2Q24
1H23
1H24

Revenue ($million)

111
225
130
398
2Q23
2Q24
1H23
1H24

Gross Profit Margin

5%
9%
5%
13%
2Q23
2Q24
1H23
1H24

Notes: Unaudited Number
In this document "Lotus Tech," "Lotus Technology," or "we" refer to Lotus Technology Inc. and its subsidiaries, "Lotus UK" refers to Lotus Group International Limited and its subsidiaries.
1. Invoiced deliveries, including commissioned deliveries in the U.S. market.

LOTUS TECH EARNINGS RESULT | AUGUST 2024 3

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 3 • • •

1ST HALF 2024 KEY NUMBERS

LOTUS

- Balanced global deliveries allocation, powered by more than 200 stores worldwide
- Strong deliveries contribution of sportscar in the U.S. after Lotus' re-entry into the market
- Emeya (GT, Sedan) model started deliveries in Europe in the second quarter of 2024

Delivery[1] Breakdown (1H24)

51%
49%
Lifestyle vehicles[2]
Sportscars[2]

Delivery[1] by Region (1H24)

19%
25%
26%
30%
China
Europe
North America[3]
ROW

Store by Region (1H24)

16%
26%
23%
35%
China
Europe
North America[3]
ROW

1. Invoiced deliveries, including commissioned deliveries in the U.S. market.
2. Lifestyle model includes Eletre and Emeya, Sportscar models include Emira and other models.
3. North America includes the U.S. and Canada; Europe includes the UK and others ; ROW includes rest of Asia, Australia, the Middle East, South Africa and parts of South America, etc.

LOTUS TECH EARNINGS RESULT | AUGUST 2024 4

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 4 • • •

LOTUS

GLOBAL MARKET

Achieve well-balanced global deliveries allocation, leveraging our well-established global distribution network

NORTH AMERICA

- Dealership Model
- Significant market for Lotus sportscar
- Targets ultra luxury segment, with limited editions and performance variants models

EUROPE

- Dealership Model
- Home of Lotus brand
- Penetrate into fleet markets for ESG-sensitive conglomerate

ROW

- Dealership Model
- Developing markets with fastest growing Gen-X car buyers
- Build brand desirability in GCC, Japan, Korea, and Southeast Asia

CHINA

- Direct-to-customer Model
- New market for Lotus, youngest customer demographic
- Build brand awareness and expand sales network coverage

Notes: North America includes the U.S. and Canada; Europe includes the UK and others ; ROW includes rest of Asia, Australia, the Middle East, South Africa and parts of South America, etc.

LOTUS TECH EARNINGS RESULT | AUGUST 2024 5

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 • • • • • • • • • • • • 5

1ST HALF AND 2ND QUARTER 2024 KEY FINANCIALS

LOTUS

US$, all amounts in millions, unaudited	1H2024	1H2023	% Change (YoY)	2Q2024	2Q2023	% Change (YoY)
Deliveries[1] (in units)	4,873	1,439	239%	2,679	1,175	128%
Revenues	398	130	206%	225	111	103%
Cost of revenues	347	124	180%	204	105	95%
Gross profit	51	6	731%	21	6	246%
Gross profit margin (%)	13%	5%	-	9%	5%	-
Operating Loss	(438)	(344)	27%	(204)	(183)	12%
Net Loss	(460)	(353)	30%	(202)	(193)	4%
Adjusted Net Loss[2]	(424)	(353)	20%	(201)	(193)	4%
Adjusted EBITDA[2]	(382)	(333)	15%	(177)	(178)	(1%)

LOTUS TECH EARNINGS RESULT | AUGUST 2024 6

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 6

1ST HALF 2024 SUMMARY

1H 2024 Achievements

Top Performing British Luxury Car Brand
- Top growth among British luxury car brands[1]
- Top ranking in 1H24 deliveries among British luxury car brands[1]

4 Models in Delivery
- Started delivery of Emeya (GT, Sedan) and Evija (Hypercar)
- Current portfolio: 1 SUV + 1 Sedan + 2 Sportscar

ASP over $100,000
- Kept our average selling price (ASP) above $100,000 in the first half of 2024 despite faster than industry and segment growth, and intensified competition

Chapman Bespoke Services
- Launched bespoke services including customer personalization, design customizations, limited collection editions, and one-off models to cater to growing demand

1H 2024 Highlights

Production of Bespoke Model Started
- Started production of one-off bespoke model, Evija Fittipaldi, as well as limited editions such as Emeya Blossom

Technology-related Revenue Increased
- Provided intelligent driving solutions and R&D services to multiple leading automotive brands

Photo: Lotus at Goodwood Speed Festival in July, 2024

Source: Public disclosed information.
1. Deliveries/wholesales of British luxury car brands in 1H24: Bentley: 5,476, Rolls Royce: 2,819, Aston Martin: 1,998, McLaren: 1,645

LOTUS TECH EARNINGS RESULT | AUGUST 2024 7

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 7 • • • • • • • • • • LOTUS TECH EARNINGS RESULT | AUGUST 2024

LOTUS

GROWTH POWERED BY AI

Redefine automobility safety for the drivers

Luxury & Safe Intelligent Driving for Drivers

All Lotus Eletre (SUV) and Emeya (GT, Sedan) are optionally equipped with state-of-art hardware that support end-to-end intelligent driving solutions that could be subscribed via in-car OS.

Photo: Real shot of Lotus Highway NOA, which has maximum non-intervention range of 533 kilometers[1]

Global Solutions for Peers

One-stop provider of end-to-end intelligent driving solutions and R&D services to multiple leading OEMs and brands.
Global cloud computing and data center services to global OEMs.

Passenger Vehicle Intelligent Driving Solutions

LYNK&CO

- ADAS
- Highway NOA, Urban NOA

Commercial Vehicle Intelligent Driving Solutions

Farizon Auto

- ADAS
- Highway NOA, Urban NOA
- Intelligent Driving Toolchains

远程

1. Source: The company data, by August 2024

LOTUS TECH EARNINGS RESULT | AUGUST 2024 8

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 8 • • • • •

GROWTH POWERED BY BRAND

Deliveries of bespoke models are expected to boost our luxury positioning and contribute to long-term premium gross margin

Tailor-made

Choose uniquely styled product from within Lotus' colour palette and design arsenal to build the car with personal touches and details

ELETRE
CALIPER
STEERING WHEEL
SEAT
EXTERIOR
INTERIOR

Limited Edition and One-off

Limited-edition designs in partnership with partners, artists, and likeminded luxury brands.
One-off service completes vehicle-level customization service to realize customer dreams

Emeya x Blossom Enchantment

- Limited for 88 world-wide
- Features rare gradient painting and 42 natural sapphires

Evija x Fittipaldi

- Limited for 8 world-wide
- Commemorates the 50 years of race legend Emerson Fittipaldi

LOTUS TECH EARNINGS RESULT | AUGUST 2024 9

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 • • • • 9

FY24 GUIDANCE

FY24 Planned Milestones

FY24 Delivery Target: 12,000 units
Fastest Growing Heritage Luxury Car Brand

- Revised delivery target reflects the latest assessment of the evolving end - market conditions, and uncertainties posed by new tariffs in the U.S. and EU
- Aim for >70% year-on-year growth in 2024
- Aim for 3,000 to 4,000 units of quarterly deliveries in 2H24
- Maintain luxury positioning, pricing integrity, brand equity value, desirability, and resale value of our products
- Recalibrate product strategy (include high-performance variants and limited editions) to facilitate a more efficient and accelerated global go-to-market approach
- Optimize operation and organization structures to ensure high-quality customer experience amid implementation of cost measures

LOTUS
LOTUS

Recent Business Developments

Global Delivery Updates

- **Eletre (SUV)**
  - Following Southeast Asia deliveries, Eletre (SUV) model started deliveries to new markets such as GCC, New Zealand, India, and Egypt
  - Production orders for Eletre (SUV) model began for new markets such as Korea, Japan and Australia
- **Emeya (GT, Sedan)**
  - Reservations of Emeya (GT, Sedan) model began in the GCC, Korea, Japan and Southeast Asia
  - The delivery of Emeya Blossom, the Chapman Bespoke limited edition, has started

Photo: Lotus flagship store in the posh district of Gangnam in Seoul, Korea

Source: Public disclosed information. McLaren uses wholesale as the reporting metric for its sales volume.

LOTUS TECH EARNINGS RESULT | AUGUST 2024 10

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 • • • • • • • • • • • • LOTUS TECH EARNINGS RESULT | AUGUST 2024 10

LOTUS

WIN26 PLAN

Target positive operating cash flow and EBITDA in 2026 to boost profitability, strengthen balance sheet, and deliver commitments to shareholders

Win26 Milestones

>30K
2026 Volume (unit)

>20%
2026 Gross Profit Margin

+VE
2026 OCF

+VE
2026 EBITDA

Four Pillars to Drive Profitability

+ Revenue

Increase blended ASP by more limited edition models
Increase take rate of high-ASP and high-margin bespoke models

+ Other High Margin Business

Increase high-margin IP licensings of technologies
Increase take rate of paid software subscriptions

- COGS

Reduce BOM annually
Reduce COGS for trade

- SG&A

Streamline operation
Drive efficiencies
Reduce excess

LOTUS TECH EARNINGS RESULT | AUGUST 2024 11

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 11

LOTUS

PIPELINE & EXPANSION

Established product plan to cater to globally diversified markets

	Model	Launch/Delivery	Avg MSRP
	EVIJA	2019	2,200,000+
	EMIRA	2021	85,000+
	ELETRE	2022	100,000+
	EMEYA	2023	100,000+
	New Model	2025/2026	100,000+
	New Model 2	2026/2027	70,000+

Growing Penetration in Expanding Global Sales Network

-Model Availability as a Percentage of Stores[1]

2024	Win26	VISION80
100%		100%
100%		100%
80%	100%	100%
50%	100%	100%
N/A		100%
N/A		100%

1. Reflects approximate estimate, calculated by the number of stores in the markets where the models are available divided by total number of stores

LOTUS TECH EARNINGS RESULT | AUGUST 2024 12

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 12

VISION80 STRATEGY

Committed to reviving Lotus brand globally for our customers, and generating returns for our shareholders

- Win26: Target positive operating cashflow and EBITDA in 2026
- Vision80: Target 4% segment market share[1] in 2028

4%
Segment market share[1]
>30,000
units of deliveries
+VE OCF
12,000
units of deliveries
6,970
units of deliveries
~1,200
units of deliveries
2018-2022 Average[2]
2023A
2024E
Win26
VISION80

1. Segment market share refers to luxury car market (MSRP >$80,000)
2. Source: Annual report published by Lotus Cars Limited (referred to here as "Lotus UK"). The data represents the annual averages for the reporting period from March 31, 2018, to December 31, 2022.

LOTUS TECH EARNINGS RESULT | AUGUST 2024 13

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 13 • •

LOTUS®

APPENDIX

LOTUS TECH EARNINGS RESULT | AUGUST 2024 14

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 14

ICONIC BRAND

LOTUS®

1957
Lotus Eleven
First Le Mans Win (750cc Index Class)

1960
Type 18
First Grand Prix Win-Monte Carlo

1963
Type 25
First Formula 1 Constructors' Championship
First Formula 1 Drivers' Championship

1965
Type 38
First INDY 500 Victory

1978
Lotus Sunbeam
First World Rally Constructors' Championship

2019
Lotus
"Luxury brand of the year" at prestigious Luxury Briefing Awards

2020
Lotus Evija
2020 MUSE Global Design Awards

2023
Lotus Eletre
2023 GQ SUV of the Year

2024
Lotus
Carwow "Brand of the Year"
Listing of Lotus Tech

7 FIA Formula 1 Constructors' World Champions

6 FIA Formula 1 Drivers' World Championships

81 FIA Formula 1 Grand Prix Wins

9 Le Mans Wins (In Class)

1 Indianapolis 500 Grand Prix Win

1 FIA World Rally Championship

LOTUS TECH EARNINGS RESULT | AUGUST 2024 15

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 15

EXPANSION OF CUSTOMER SEGMENTS

LOTUS

Repeat purchase rates increased with the launch of our new products
Additionally, an increasing number of customers are **choosing Lotus for their first car**

Car Enthusiast
Racing | Thrill seeker | Individualist

Conscious Connoisseurs
Younger Drivers | Driven Women | Tech Savvy | Seeking Unique | Responsible Luxury

EXISITNG CUSTOMERS

GROWING NEW CUSTOMER GROUPS

LOTUS TECH EARNINGS RESULT | AUGUST 2024 16

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 16

DRIVES AS LOTUS

LOTUS
EVIJA X

EMEYA

LOTUS

The **Fastest** car with a production chassis

The LOTUS EVIJA X set the third-fastest recorded time ever around the Nürburgring's 12.9-mile Nordschleife circuit

The **Fastest** mass-produced EV[1] and four-door Sedan[1]

LOTUS EMEYA R+ & ELETRE R+
Triumph over Performance Sportscar models[2] on Racing Track

Source: TrackLapTime aka CircleMFkingZ, https://www.topgear.com/car-news/motorsport/lotus-brutal-evija-x-has-just-set-third-fastest-ever-nurburgring-lap-time
1. Track Lap Record of Zhejiang Circuit as of 2023.12.31
2. Including Ferrari F8 Tributon, Lamborghini Huracan, McLaren 720S, etc

LOTUS TECH EARNINGS RESULT | AUGUST 2024 17

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 17

LOTUS

CHAPMAN BESPOKE

Lotus Haute Couture inherits the British customization culture and brand customization history. In the 1940s, Lotus founder Mr. Colin Chapman handcrafted Lotus' first customized car Mark 1, and the legendary journey and customization chapter of the Lotus brand officially began.

Lotus Chapman Bespoke

EMEYA

TAILOR MADE
Extending the racing vitality of the Lotus brand

COLLECTION
Personalized items with higher collectible value

ONE-OFF
Complete vehicle-level customization service to realize customer dreams

CLASSIC REBUILD
Renewing rides for global custom collectors

LOTUS TECH EARNINGS RESULT | AUGUST 2024 18

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 18

RECOGNITION FROM THE INDUSTRY

LOTUS

REUTERS

'SUSTAINABILITY AWARDS' 2024 NOMINATION

iF DESIGN AWARD 2024

LOTUS TRACK DIGITAL COCKPIT APPLICATIONS 2024

reddot winner 2024

EMEYA: 'PRODUCT DESIGN' 2024

AM

EMIRA: 'NEW CAR OF THE YEAR AWARD' 2023

luxury briefing

'LUXURY BRAND OF THE YEAR' 2019

AUTOBEST 2024

HYPER OS: 'SMART BEST AWARDS' 2024

cdn car design news

DESIGN TEAM: 'BEST COLLABORATION AWARD' 2024

IDA DESIGN AWARDS

'PRODUCT DESIGN OF THE YEAR' 2021

carwow

'BRAND OF THE YEAR' 'PLEASURE OF DRIVING AWARD' 2024

iF DESIGN AWARD 2024

LOTUS DC FLASH CHARGER EV CHARGER 2024

reddot winner 2024

ELETRE: 'PRODUCT DESIGN' 2024

GQ CAR AWARDS

ELETRE: 'SUV OF THE YEAR' 2023

LOTUS TECH EARNINGS RESULT | AUGUST 2024 19

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 19

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 20

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LOTUS

US$, All amounts in thousands	As of			As of	
	June 30, 2024	Dec 31, 2023		June 30, 2024	Dec 31, 2023
Non-current liabilities:			**MEZZANINE EQUITY:**		
Contract liabilities - third parties	7,024	6,245	Series Pre-A Redeemable Convertible Preferred Shares	-	184,509
Operating lease liabilities – third parties	81,393	91,929	Series A Redeemable Convertible Preferred Shares	-	199,021
Operating lease liabilities – related parties	11,314	12,064	**Total mezzanine equity**	-	**383,530**
Put option liabilities – third parties	175,214	-			
Put option liabilities – related parties	-	11,884	**SHAREHOLDERS' DEFICIT**		
Warrant liabilities	5,549	-	Ordinary shares	7	21
Exchangeable notes	77,087	75,678	Additional paid-in capital	1,855,063	358,187
Convertible notes – third parties	75,970	81,635	Accumulated other comprehensive income	25,278	25,267
Deferred income	296,489	270,097	Accumulated deficit	(2,048,092)	(1,588,773)
Other non-current liabilities – third parties	108,293	103,403			
Other non-current liabilities – related parties	1,548	1,634	**Total shareholders' deficit attributable to ordinary shareholders**	**(167,744)**	**(1,205,298)**
			Noncontrolling interests	(6,337)	(5,404)
Total non-current liabilities	**839,881**	**654,569**	**Total shareholders' deficit**	**(174,081)**	**(1,210,702)**
Total liabilities	**2,680,335**	**2,411,850**	**Total liabilities, mezzanine equity and shareholders' deficit**	**2,506,254**	**1,584,678**

LOTUS TECH EARNINGS RESULT | AUGUST 2024 21

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 21

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 22

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 23

LOTUS®

US$, All amounts in thousands	For the Six Months Ended			Three Months Ended	
	June 30, 2024	June 30, 2023		June 30, 2024	June 30, 2023
Net loss	(460,252)	**(352,942)**	**Net loss**	(202,027)	**(193,367)**
Share-based compensation expenses	35,894	-	Share-based compensation expenses	571	-
Adjusted net loss	(424,358)	(352,942)	**Adjusted net loss**	(201,456)	(193,367)
Net loss	**(460,252)**	**(352,942)**	**Net loss**	**(202,027)**	**(193,367)**
Interest expenses	11,708	3,470	Interest expenses	7,761	3,036
Interest income	(8,658)	(5,848)	Interest income	(6,993)	(3,079)
Income tax expense (benefit)	355	(18)	Income tax expense	213	71
Share-based compensation expenses	35,894	-	Share-based compensation expenses	571	-
Depreciation	39,286	22,641	Depreciation	23,112	15,037
Adjusted EBITDA	(381,667)	(332,697)	Adjusted EBITDA	(177,363)	(178,302)

LOTUS TECH EARNINGS RESULT | AUGUST 2024 24

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 24

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LOTUS TECH EARNINGS RESULT | AUGUST 2024

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 LOTUS TECH EARNINGS RESULT | AUGUST 2024 <PUBLIC>